EXHIBIT
10.56


                   SPECIALTY FOODS CORPORATION

                        ANNUAL BONUS PLAN
                              2000




ANNUAL BONUS PLAN

1.  PURPOSES

Specialty Foods Corporation ("SFC") has established the Annual Bonus Plan (the "Plan") as a vehicle for motivating and rewarding designated executives whose responsibilities have a significant impact on the key short-term business objectives of SFC. Annual incentive awards are determined by the relative success of SFC and in achieving specific annual business objectives. The Plan provides the opportunity for participants to receive incentive compensation when results meet or exceed these pre-established goals.

2.  DEFINITION OF TERMS

The following defined terms will have the meanings set forth below for purposes of the Plan:

a. Annual Salary shall mean the annualized base salary in effect for a Participant on December 31, 2000.

b. Approval Date shall mean the date of approval of the Plan by the Compensation Committee.

c. Award shall mean the cash payment made to Participants under the Plan.

d. Cause shall mean the Participant's admission or conviction of a felony, the Participant's commission of an act of dishonesty in the course of his or her duties, the Participant's repeated disregard of policy directives of SFC or the Subsidiaries, or the Participant's breach of his or her fiduciary responsibilities or duties as an employee of SFC or the Subsidiaries.

e. Compensation Committee shall mean the committee designated as such by the Board of Directors of SFC.

f. Change of Control shall mean the date, if any, at which (i) with respect to SFAC, a person or group (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) other than Acadia Partners, L.P., Keystone, Inc., HWP Partners, L.P. and their respective Affiliates (as defined in Section 2.1(a) of the Principal Stockholders Agreement) (such person or group being a "Non-Affiliate") has the collective ability to directly or indirectly designate a majority of the members of the SFAC Board (whether by contract or otherwise) or
     (ii) with respect to SFC, a transaction is consummated (including a sale, merger or other similar transaction, but excluding any transaction among only SFAC, SFC and or their subsidiaries) (x) pursuant to which all or substantially all of the assets of SFC are sold or otherwise transferred to Non-Affiliates (the sale of Mother's Cake and Cookie Co. and Archway Cookies, Inc. to be deemed such a sale) (y) pursuant to which Non-Affiliates acquire the collective ability to designate directly or indirectly a majority of the Board of Directors of SFC (by contract or otherwise) or (z) which the Compensation Committee of the Board of Directors of SFC determines, in its discretion, to be a change of control.

g. Participant shall mean an employee designated by the Compensation Committee to participate in the Annual Bonus Plan, provided the authority to designate Participants may be delegated by the Compensation Committee to SFC.

h. Performance Objectives shall mean the performance objective of SFC determined by the Compensation Committee for the Plan
     Year.

i.   Plan shall mean this Annual Bonus Plan.

j.   Plan Year shall mean January 1, 2000 through December 31,
     2000.

k.   SFC shall mean Specialty Foods Corporation.

l. Subsidiary shall mean a direct or indirect subsidiary of SFC which is included in SFC's consolidated tax return.


3.  ELIGIBILITY FOR PARTICIPATION

An Award may be granted for the Plan Year to each Participant who is in active service during the Plan Year and shall include the employees identified on Annex A.

4.  PERFORMANCE OBJECTIVES

Performance Objectives shall be recommended by the Chief
Executive Officer of SFC and approved by the Compensation
Committee for the Plan Year and will be reflected in the attached
Annex B entitled "2000 Annual Bonus Plan Performance Objectives."

5.  ADMINISTRATIVE GUIDELINES

a.   Adjustments in Financial Performance Measurements

In order to effectuate the purpose of the Plan, the Compensation Committee may make adjustments in the criteria established for the Plan Year which reflect any extraordinary changes that may have occurred during the Plan Year or which significantly alter the basis upon which such performance levels were determined. Such changes may include, without limitation, changes in acquisitions, accounting practices, tax, regulatory or other laws or regulations, divestitures, financings, or economic changes not in the ordinary course of business cycles. Any adjustments made by the Compensation Committee can be made at any time and in any manner that the Compensation Committee in its sole discretion deems appropriate, and any and all such adjustments shall be conclusive and binding upon all parties concerned.

b.   Vesting of Awards

As of the Approval Date, the Participant shall have earned and shall be fully vested in his or her Award, which Award shall be paid to the Participant at the time that such payment is to be made if all conditions with respect to the payment of such amount, as set forth in this Plan, are met. If such conditions are not met, no Award payment shall be made.

c.   Payment of Bonus Awards

Award payments will normally occur concurrently with payment for the last pay period in February of the year following the Plan
Year. Payments will normally be made by ordinary payroll methods.

d.   Payment of Award Upon Change of Control

Upon a Change of Control, a Participant shall receive his or her Award under the Plan. Award payments shall be made no later than one day following a Change of Control and such payments shall be pro rated on the basis of the portion of the Plan Year having actually elapsed through the date of the Change of Control.

6.  GENERAL RULES

a. Effective Date. This Plan shall have an effective date of January 1, 2000.

b. Amendment. The Plan has been adopted by the Board of Directors of SFC and may be amended from time to time, in any respect, by such Board. Any such amendment may add to, amend, reduce or cancel any and all rights in regard to the Plan.

c. Administration. The Compensation Committee shall be responsible for the general operation and administration of the Plan and shall have the authority to interpret the Plan and to adopt administrative rules and regulations governing its operation, provided that the Compensation Committee may delegate this responsibility to any officer of SFC.

d. Termination. The Plan may be terminated at any time by the Board of Directors of SFC. Upon such termination, all rights of a Participant to amounts not then awarded to Participants shall be null and void. However, amounts previously accrued through the date of the Plan termination shall not be affected.

e. Continued Employment. Participation in the Plan shall not give any employee any right to remain in the employment of SFC. The Plan is not to be construed as a contract of employment for any period and does not alter the "employee-at-will" employment status or employment agreement of any Participant.

f. Employment Taxes. Award payments under the Plan shall be treated as wages and shall be subject to income, FICA and any other applicable withholding taxes and deductions at the time received as required by applicable law or regulation, as in effect from time to time.

g. Employment Agreements. If a Participant is party to an employment agreement, the terms of which relate to annual bonuses and which are inconsistent with the terms of this Plan, the terms of such employment agreement shall govern to the extent of such inconsistency.

h. Unfunded Plan. The obligations under this Plan shall be unfunded. Neither SFC nor any of the Subsidiaries shall be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Award under this Plan.

i. Successors Bound. The rights and obligations of the Company hereunder shall inure to the benefit of and be binding upon the successors of the Company.

j. Assignment. Participants shall not assign any rights granted to them by the terms of this Plan or encumber in any way their interests herein; provided, however, that in the event of a Participant's death, any payments then due and owing will be made when due prorated to the date of death.

k. Effect of Plan. This Plan shall have a term expiring on the earlier of (1) the date on which all Awards earned under the Plan, if any, are paid to Participants and (2) the date on which a determination is made by the Compensation Committee that no Awards have been earned under the Plan (provided that the authority to determine that no Awards have been earned under the Plan may be delegated by the Compensation Committee to SFC). At such time, the Plan shall expire and be of no further force or effect.

l. Governing Law/Jurisdiction. The substantive law (and not the law of conflicts) of the State of Illinois will govern all questions concerning the construction, validity and interpretation of this Plan and the performance of the obligations imposed by this Plan. The parties hereby waive their rights to request or demand a trial by jury in the event controversy arises under this Plan.

m. Headings. The headings used herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Plan.